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Prismanet                                                              Page 1


                                                               EXHIBIT 10.101C

                         SHARE PURCHASE AND SALE AGREEMENT


     AN AGREEMENT made this 6th day of April 1998
Between

(1) INTERNATIONAL WIRELESS COMMUNICATIONS INC. ("IWC") of 400 South El Camino Real, Suite 1275, San Mateo, CA 94402, United States of America;

And

(2) SHUBILA HOLDINGS SDN. BHD. (Company No. 194957-U) ("Shubila") of 2nd Floor, Wisma Segar, Jalan Tun Sambanthan, 50470 Kuala Lumpur.


     RECITALS

(A) PRISMANET (M) SDN. BHD. (Company No. 257906-T) ("Company") (formerly known as Syarikat Telefon Wireless (M) Sdn. Bhd.) is a private limited company incorporated in Malaysia having an authorised capital of RM150,000,000.00 only divided into 150,000,000 ordinary shares of RM1.00 only of which 80,000,000 ordinary shares of RM1.00 each are issued and fully paid-up or credited as fully paid-up.

(B) IWC is the beneficial owner of 18,000,000 ordinary shares in the Company ("Sale Shares").

(C) By a Loan Agreement dated 18th August 1995 ("Loan Agreement") entered into between the Company as borrower ("Borrower"), Permata Merchant Bank Berhad as arranger and agent ("Agent") and a Syndicate of Financial Institutions comprising Permata Merchant Bank Berhad ("Permata Bank") and Perwira Affin Bank Berhad ("Affin Bank") (collectively "Lenders") as lenders, the Lenders agreed to make available to the Borrower a term loan facility of RM91,000,000.00 upon the terms and conditions therein contained.

(D)  Pursuant to the Loan Agreement:-

     D.1 IWC entered into a Collateral Agreement dated 2nd October 1995 ("Collateral Agreement") with Shubila, Laranda Sdn. Bhd. ("Laranda"), the Borrower and Permata Bank as agent for the Beneficiaries wherein IWC, Shubila and Laranda as shareholders of and lenders to the Borrower made certain covenants upon the terms and conditions therein contained. The expression "Beneficiaries" means Permata Bank as agent and arranger and the Lenders from time to time under the Loan Agreement.

     D.2 IWC entered into an Option Agreement dated 2nd October 1995 ("Option Agreement") with Permata Bank wherein IWC granted a call option to Permata Bank to purchase from IWC all or part of the Option Shares (as defined therein)


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Prismanet                                                              Page 2


          at the price and upon the terms and conditions therein contained.

     D.3 and the Collateral Agreement, the Agent accepted a deposit by IWC of three (3) original share certificates numbers 044, 052 and 054 for an aggregate of 15,000,000 ordinary shares in the Borrower with a share transfer form duly executed by IWC but with the transferee's portion left blank (collectively "Share Documents") as security for the Borrower's indebtedness and the performance of the Borrower of its obligations under the Loan Documents (as that term is defined in the Loan Agreement) ("Share Charge"). The Agent did not request for nor did IWC execute a Memorandum of Deposit of Stock and Non-Marketable Securities in favour of the Agent.

(E) By a letter of offer dated 2 April 1998 from Shubila to IWC, Shubila has offered to purchase all of IWC's shares in the Company and IWC has accepted Shubila's offer at the price and upon the terms and conditions therein contained.

(F) It is inter alia a condition precedent to IWC's agreeing to sell all of its shares in the Company to Shubila for the Beneficiaries to release and discharge all of IWC's obligations arising out of the transactions contemplated by the Loan Agreement including without limitation any obligations arising under the Collateral Agreement, Option Agreement and Share Charge.


     NOW IT IS HEREBY AGREED as follows:-

1.   INTERPRETATION

1.1 In this Agreement unless the context otherwise requires, the following words and expressions shall have the following meanings:-

     "Business Day"      means a day (other than a Saturday and Sunday) on which
                         commercial banks in Kuala Lumpur are open for business;

     "Closing"           means on or prior to 30 April 1998;

     "Conditions
      Precedent"         means receipt by IWC (in form and substance
                         satisfactory to IWC) of:-

                         (a)  a duly executed and stamped Deed of Release; and

                         (b)  the Share Documents;

     "Deed of Release"   means the Deed of Revocation and Mutual Release to be
                         executed by the Agent in the form set out in Schedule A
                         annexed hereto;
     "Directors'
      Discharge"         means the Deed of Discharge to be executed by the
                         Company in the form set out in Schedule B annexed hereto;


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Prismanet                                                              Page 3


     "Documents"         means collectively:-

                    (a)  original share certificates to the Sale Shares;

                    (b) valid and registrable transfer forms duly executed by IWC in respect of the Sale Shares with the transferee's portion left blank ("Transfers"). For the avoidance of doubt, Shubila reserves the right to nominate any third party/s to be the transferee/s for the Sale Shares or any part thereof; and

                    (c) letters of resignation of Clarence E. Endy and Robin Maule as directors of the Company in which each of the directors confirm that they have no claim whatsoever against the Company arising from their duties and office as directors of the Company for whatever reasons;

     "Payment Date"      means 1st October 1999;

     "Purchase Price"    means the sum of US Dollars Four Million
                         (US$4,000,000.00) only subject to such reductions in price if Shubila pays on the dates of payment set out in Schedule C annexed hereto;

     "US Dollar" or
     "US$" means the lawful currency of the United States of America.

1.2 In this Agreement, unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:-

     (a) words denoting one gender include all other genders and words denoting the singular include the plural and vice versa;

     (b) words denoting persons include corporations, and vice versa and also include their respective estate, personal representatives, successors in title or permitted assigns, as the case may be;

     (c) any reference to a recital, clause, schedule or party is to the relevant recital, clause, schedule or party of or to this Agreement and any reference to this Agreement or any of the provisions hereof includes all amendments and modifications made to this Agreement from time to time in force;

     (d) any reference to a statutory provision includes any modification, consolidation or reenactment thereof for the time being in force, and all statutory instruments or orders made pursuant thereto;

     (e) any reference to "writing" or cognate expressions, includes any communications effected by telex, cable, facsimile transmission or other comparable means;

     (f) if any period of time is specified from a given day, or the day of a given act or


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Prismanet                                                              Page 4


          event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

1.3 The Recitals and Schedules of and to this Agreement shall have effect and be construed as an integral part of this Agreement but in the event of any conflict or discrepancy between any of the provisions of this Agreement such conflict or discrepancy shall, for the purposes of the interpretation and enforcement of this Agreement, be resolved by:-

     (a) giving the provisions contained in the clauses of this Agreement priority and precedence over the provisions contained in the Recitals and Schedules of and to this Agreement; and

     (b) giving the provisions in the Schedules of this Agreement priority and precedence over the provisions contained in the Recitals to this Agreement.

1.4 The headings in this Agreement are inserted merely for convenience of reference and shall be ignored in the interpretation and construction of any of the provisions herein contained.

1.5 Time wherever mentioned shall be deemed to be of the essence of this Agreement.


2.   CONDITIONS PRECEDENT

2.1 Subject to the terms and conditions in this Agreement, IWC shall sell and Shubila shall purchase the Sale Shares free from all liens, claims, charges, mortgages, equities and other encumbrances whatsoever but with all rights and advantages attaching thereto or accruing thereon together with all dividends (including dividends declared and but not paid) as at the date of this Agreement.

2.2 This Agreement shall be conditional upon the Conditions Precedent being satisfied on or before the Closing, failing which this Agreement shall become null and void and the parties hereto shall have no claims whatsoever against the other in respect of the subject matter of this Agreement.


3.   PURCHASE PRICE AND PAYMENT

3.1 Subject to the Conditions Precedent being satisfied on or before Closing, the Purchase Price shall be paid in one lump sum by Shubila to IWC on or before Payment Date Provided Always that interest at the rate of twelve percent (12%) per annum calculated (before as well as after judgment) on a daily basis shall be charged on the outstanding Purchase Price after Payment Date until payment in full.


4.   DOCUMENTS AND COMPLETION OF SALE AND PURCHASE

4.1 Completion of the sale and purchase of the Sale Shares shall take place on the Closing


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Prismanet                                                              Page 5


     whereupon the following shall ensue:-

     (a)  first, Shubila shall deliver to IWC:-

          (i)   the duly executed and stamped Deed of Release;

          (ii)  the Share Documents; and

          (iii) the duly executed and stamped Directors' Discharge;

     (b)  secondly, IWC shall deliver to Shubila the Documents.

4.2 Upon the parties' compliance with their respective obligations under Clause 4.1, beneficial ownership in the Sale Shares shall be transferred from IWC to Shubila Subject Always that Shubila shall indemnify and keep IWC and its parent, affiliated associated and subsidiary corporations and their respective directors, officers, employees, servants and agents (collectively the "IWC Parties") fully indemnified against all claims demands actions proceedings fines penalties taxes loss liabilities damage and costs and expenses (including all solicitors client costs) which the IWC Parties may suffer or sustain whether directly or indirectly arising out of IWC's ownership of the Sale Shares, its exercise of any rights in respect of the Sale Shares, including without limitation the appointment or release of any officers, directors or employees of the Company or the actions or inaction of any such persons, participation in any agreements amongst the shareholders of the Company, and without limiting the generality of the foregoing, participation in the Agreement to Allocate Responsibility among Shubila, Laranda and IWC dated 15 November 1995 ("Agreement to Allocate Responsibility"), participation in the Shareholders' Agreement among Shubila, Laranda and IWC dated 26 March 1996 ("Shareholders Agreement"), participation in the Loan Agreement and the Loan Documents (as that term is defined in the Loan Agreement) or participation in any transactions contemplated by such agreements including any claims which the Company or any shareholder of the Company (past present or future) or any director of the Company (past present or future) may make against the IWC Parties.

4.3 Shubila hereby releases IWC and its parent, affiliated associated and subsidiary corporations and their respective directors, officers, employees, servants and agents (collectively the "IWC Releasees") from all sums of money liabilities obligations accounts actions proceedings claims and demands whatsoever which Shubila at any time had or has down to the date of this Agreement against the IWC Releasees for or by reason or in respect of the exercise of any rights in regard to the Sale Shares, including without limitation the appointment or release of any officers, directors or employees of the Company or the actions or inaction of any such persons, participation in any agreements amongst the shareholders of the Company, and without limiting the generality of the foregoing, any act cause matter or thing relating to the obligations, observance and performance of the Loan Agreement including any liabilities and obligations arising under the Collateral Agreement, the Agreement to Allocate Responsibility, Option Agreement and Share Charge on the part of the IWC Releasees and/or pursuant to any agreements which IWC has entered into
     (a) with Shubila and/or (b) with Shubila and any other party(s) including without limiting the generality of the foregoing, the Shareholders Agreement.


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Prismanet                                                              Page 6


5.   PARTIES' REPRESENTATIONS AND WARRANTIES

5.1  IWC warrants and represents to Shubila as follows:-

     (a) that except as disclosed in this Agreement, IWC is the legal and absolute beneficial owner of the Sale Shares and that the Sale Shares are fully paid-up and are free from all claims, charges, mortgages, liens, equities and other encumbrances whatsoever;

     (b) that IWC has waived all pre-emptive rights over the shares of the Company owned by Laranda under the provisions of the Shareholders Agreement.

5.2  Shubila warrants and represents to IWC as follows:-

     (a) that Shubila has made an offer on identical terms to Laranda for the purchase of Laranda's shares in the Company;

     (b) that all authorisation have been obtained and Shubila is empowered to enter into and perform its obligations under this Agreement upon the terms and conditions herein contained;


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Prismanet                                                              Page 7


     (c) that Shubila is not insolvent and has not committed any acts of bankrupcty nor has any winding-up notice or proceedings been served on it.

5.3 Without prejudice to any other rights and remedies which IWC may have in law, Shubila undertakes and agrees with IWC that it will at all times hereinafter indemnify and keep IWC indemnified fully and effectively against claims, proceedings, actions, fines, taxes, penalties, loss or damage, costs, expenses (including all solicitors-client costs) and other liabilities which IWC may directly or indirectly suffer or sustain as a result of or in connection with any misrepresentations contained in or any breach of any of the representations, warranties and undertakings of Shubila set out in this Agreement. The indemnity shall remain in full force and effect and shall continue to subsist hereafter notwithstanding the completion of the sale and purchase of the Sale Shares.


6.   COMMUNICATION

6.1  NOTICES

     Any notice or other communication to be given under or in respect of this Agreement shall be in writing and may be delivered, given or sent by -

     (a)  hand;

     (b) registered post, first class post or express or air mail or other fast postal service; or

     (c)  telex, facsimile transmission or other instantaneous electronic media.

6.2  ADDRESS

     Any notice or other communication to be given under or in respect of this Agreement shall be delivered, given or sent to the party or his solicitors ("addressee") at the address or telex or facsimile transmission number set out in this Agreement, or at such other address or telex or facsimile transmission number as the addressee may give notice of to the other party from time to time.

6.3  LANGUAGE

     Any notices and communications to be given under or in respect of this Agreement shall be in the English language or, if in other language, accompanied by a translation thereof in the English language, certified to be a true and correct translation of the original.

6.4  TIME OF SERVICE

     Any notice and communications to be given under or in respect of this Agreement shall be deemed to have been duly served upon and received by the addressee -

     (a) if delivered by hand prior to 5.00 p.m. on a Business Day, at the time of delivery or, if delivered by hand at any other time, at 10.00 a.m. on the next Business Day


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Prismanet                                                              Page 8


          following the date of such delivery;


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Prismanet                                                              Page 9


     (b) if sent by registered post, first class post or express or air mail or other fast postal service, on the 3rd Business Day falling after the date of despatch; and

     (c) if transmitted by way of telex or facsimile transmission or other instantaneous electronic media prior to 5.00 p.m. on a Business Day, at the time of transmission, or if transmitted by way of telex or facsimile transmission or other instantaneous electronic media at any other time, at 10.00 a.m. on the next Business Day following the date of such transmission.

6.5  PROOF OF SERVICE

     In proving the giving of a notice or any other document under or in respect of this Agreement it shall be sufficient to show -

     (a) in the case of registered post, first class post or express or air mail or other fast postal service, that the notice or other document was duly addressed and posted; or

     (b) in the case of facsimile transmission or telex or other instantaneous electronic media, that the notice or other document was duly transmitted from the despatching terminal as evidenced by a transmission report generated by the despatching terminal.


7.   GENERAL

7.1  APPLICABLE LAW

     This Agreement shall be governed by the laws of Malaysia.

7.2  NON-WAIVER

     No failure or delay on the part of any party hereto in exercising any power or right hereinunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right or power preclude any other or further exercise thereof or the exercise of any other right or power thereof.

7.3  COSTS

     (a)  Each party shall bear their own solicitors costs.

     (b) The stamp fees payable on this Agreement and the transfer forms executed in accordance with the provisions of this Agreement including the registration fees of the transfer of the Sale Shares shall be borne and paid by Shubila.

     (c) Shubila shall bear all costs and expenses in obtaining the approvals or waivers of the Agent, the Beneficiaries and Laranda, where applicable.


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Prismanet                                                              Page 10




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Prismanet                                                              Page 11


7.4  SEVERABILITY

     Each Clause hereof shall be deemed to be independent and the invalidity or unenforceability of any such Clause shall not affect the validity or enforceability of any other Clause of this Agreement.

7.5  SUCCESSORS IN TITLE AND ASSIGNS

     This Agreement shall be binding upon the parties hereto their successors in title and permitted assigns respectively. Notwithstanding anything to the contrary contained in this Agreement, Shubila shall be entitled, by written notice served on IWC, to assign all its rights title and interest in to and under this Agreement provided always such assignment shall not in any way affect or discharge the obligations and liabilities of Shubila hereunder including but not limited to the obligations to settle the Purchase Price.

7.6  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together and when delivered to IWC shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.


                      REMAINDER OF PAGE INTENTIONALLY LEFT BLANK



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Prismanet                                                              Page 12


     IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals the day and year first above written.


SIGNED SEALED AND DELIVERED                  )
by                                      )
for and on behalf of                    )    /s/ Clarence E. Endy
INTERNATIONAL WIRELESS                       )
 COMMUNICATIONS INC.                    )
in the presence of:-                    )





SIGNED SEALED AND DELIVERED                  )
by SHUBILA HOLDINGS SDN. BHD.                )
(Company No.194957-U)                   )
duly affixing its Common Seal                )    /s/ Rosli Bin Man
in accordance with its Memorandum            )
& Articles of Association               )
in the presence of:-                    )




/s/_________________________        /s/________________________________
Director                            Director/Secretary



This is the execution page of the Share Sale Agreement between the abovenamed parties for 18,000,000 shares in Prismanet (M) Sdn. Bhd.


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Prismanet                                                              Page 13


                                      SCHEDULE A

                        DEED OF REVOCATION AND MUTUAL RELEASE


     THIS DEED OF REVOCATION AND MUTUAL RELEASE is made on
Between

(1)  INTERNATIONAL WIRELESS COMMUNICATIONS INC. ("IWC");

And

(2) PERMATA MERCHANT BANK BERHAD (Company No. 9999-V) ("Agent") as agent for the Beneficiaries (as hereinafter defined).


     WHEREAS

(A) By a Loan Agreement dated 18th August 1995 ("Loan Agreement") entered into between Syarikat Telefon Wireless (M) Sdn. Bhd. (now known as Prismanet (M) Sdn. Bhd.) as borrower ("Borrower"), the Agent as arranger and agent and a Syndicate of Financial Institutions comprising Permata Merchant Bank Berhad ("Permata Bank") and Perwira Affin Bank Berhad ("Affin Bank") (collectively "Lenders") as lenders, the Lenders agreed to make available to the Borrower a term loan facility of RM91,000,000.00 upon the terms and conditions therein contained, and pursuant to which the Lenders authorised the Agent to execute the Loan Documents (as that term is defined in the Loan Agreement), hold the Security thereby created, and to take such action on behalf of the Lenders and exercise and carry out such powers, discretions and authorities as described therein and as reasonably incidental thereto which authorises the Agent to execute and deliver this Deed on behalf of the Lenders.

(B)  Pursuant to the Loan Agreement:-

     B.1 IWC entered into a Collateral Agreement dated 2nd October 1995 ("Collateral Agreement") with Shubila Holdings Sdn. Bhd. ("Shubila"), Laranda Sdn. Bhd. ("Laranda"), the Borrower and Permata Bank as agent for the Beneficiaries wherein IWC, Shubila and Laranda as shareholders of and lenders to the Borrower made certain covenants upon the terms and conditions therein contained. The expression "Beneficiaries" means Permata Bank as agent and arranger and the Lenders from time to time under the Loan Agreement.

     B.2 IWC entered into an Option Agreement dated 2nd October 1995 ("Option Agreement") with Permata Bank wherein IWC granted a call option to Permata Bank to purchase from IWC all or part of the Option Shares (as defined therein) at the price and upon the terms and conditions therein contained.

     B.3 and the Collateral Agreement, the Agent accepted a deposit by IWC of three (3) original share certificates numbers 044, 052 and 054 for an aggregate of 15,000,000 ordinary shares in the Borrower with a share transfer form duly

Prismanet                                                              Page 14


          executed by IWC but with the transferee's portion left blank (collectively "Share Documents") as security for the Borrower's indebtedness and the performance of the Borrower of its obligations under the Loan Documents (as that term is defined in the Loan Agreement) ("Share Charge"). The Agent did not request for nor did IWC execute a Memorandum of Deposit of Stock and Non-Marketable Securities in favour of the Agent.


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Prismanet                                                              Page 15


C. By a letter of offer dated 2 April 1998 from Shubila to IWC, Shubila has offered to purchase all of IWC's shares in the Borrower and IWC has accepted Shubila's offer at the price and upon the terms and conditions therein contained.

D. It is inter alia a condition precedent to IWC's agreeing to sell all of its shares in the Borrower to Shubila for the Beneficiaries to release and discharge all of IWC's obligations arising out of the transactions contemplated by the Loan Agreement including without limitation any obligations arising under the Collateral Agreement, Option Agreement and Share Charge.


     NOW THIS DEED WITNESSETH as follows:-

1. The Agent for itself and as agent for the Beneficiaries hereby releases IWC and its parent, affiliated associated and subsidiary corporations and their respective directors, officers, employees, servants and agents (collectively the "IWC Releasees") from all sums of money liabilities obligations accounts actions proceedings claims and demands whatsoever which the Agent and/or the Beneficiaries at any time had or has down to the date of this Deed against the IWC Releasees for or by reason or in respect of any act cause matter or thing relating to the obligations, observance and performance of the Loan Agreement including without limitation any liabilities and obligations arising under the Collateral Agreement, Option Agreement and Share Charge on the part of the IWC Releasees.

2. IWC hereby releases the Agent and Beneficiaries and their parent, affiliated associated and subsidiary corporations and their respective directors, officers, employees, servants and agents (collectively the "Bank Releasees") from all sums of money liabilities obligations accounts actions proceedings claims and demands whatsoever which IWC at any time had or has down to the date of this Deed against the Bank Releasees for or by reason or in respect of any act cause matter or thing relating to the obligations, observance and performance of the Loan Agreement including any liabilities and obligations arising under the Collateral Agreement, Option Agreement, Share Charge and the Loan Documents (as those terms are defined in the Loan Agreement) on the part of the Bank Releasees.

3. The parties hereby agree that the Option Agreement and Share Charge shall be revoked and become null and void on the date of this Deed. Simultaneously with the execution of this Agreement, the Agent shall return the Share Documents to IWC or at IWC's instructions, to Shubila.

4. The stamp duty on this Deed shall be borne by Shubila Holdings Sdn. Bhd.. Each party shall bear its own solicitors' costs.

5. This Deed shall be governed by and construed in accordance with the laws of Malaysia.

6. This Deed shall be binding upon IWC, the Agent and each of the Beneficiaries and their respective successors in title and lawful assigns.

Prismanet                                                              Page 16


                      REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Prismanet                                                              Page 17


     IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals the day and year first above written.


SIGNED SEALED AND DELIVERED                  )
by                                      )
for and on behalf of                    )
INTERNATIONAL WIRELESS                       )
 COMMUNICATIONS INC.                    )
in the presence of:-                    )




_______________________________




SIGNED SEALED AND DELIVERED                  )
by                                      )
for and on behalf of PERMATA                 )
 MERCHANT BANKER BERHAD                 )
in the presence of:-                    )




_______________________________





This is the execution page of the deed of revocation and mutual release between the abovenamed parties regarding

Prismanet                                                              Page 18


a term loan facility of RM91,000,000.00 granted to Prismanet (M) Sdn. Bhd..

Prismanet                                                              Page 19


                                      SCHEDULE B

                To be Adopted on LetterHead of Prismanet (M) Sdn. Bhd.


To:  (1)  Mr. Clarence E. Endy

     (2)  Mr. Robin Maule


Dear Sirs,

RELEASE FROM DIRECTORS' DUTIES

In consideration of you agreeing to resign as directors of Prismanet (M) Sdn. Bhd. ("Company") and confirming that each of you have no claim whatsoever against the Company arising from your duties and office as directors of the Company for whatever reasons, we hereby declare and confirm that we have no claims of whatsoever nature against you arising from your duties and office as directors of the Company for whatever reasons and hereby release each of you from all sums of money liabilities obligations accounts actions proceedings claims and demands whatsoever which we at any time had or has down to and including the respective dates of your resignation as directors of the Company.

Dated this             day of                     1998.

Yours faithfully
for PRISMANET (M) SDN. BHD.





Duly authorised signatory


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Prismanet                                                              Page 20


                                      SCHEDULE C

DATE OF PAYMENT                    ADJUSTMENT          PURCHASE PRICE US$
1 May 1998                         -22%                3,120,000
1 June 1998                        -20%                3,200,000
1 July 1998                        -18%                3,280,000
1 August 1998                      -16%                3,360,000
1 September 1998                   -14%                3,440,000
1 October 1998                     -12%                3,520,000
1 November 1998                    -11%                3,560,000
1 December 1998                    -10%                3,600,000
1 January 1999                     - 9%                3,640,000
1 February 1999                    - 8%                3,680,000
1 March 1999                       - 7%                3,720,000
1 April 1999                       - 6%                3,760,000
1 May 1999                         - 5%                3,800,000
1 June 1999                        - 4%                3,840,000
1 July 1999                        - 3%                3,880,000
1 August 1999                      - 2%                3,920,000
1 September 1999                   - 1%                3,960,000
1 October 1999                       0%                4,000,000